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For Immediate Release	Contacts:

	Investors:	Media:

	John C. van Roden	William T. Yanavitch

	(717) 225-2790	(717) 225-2760

Glatfelter Reports Third Quarter 2004 Results

York, PA, October 28, 2004: Glatfelter (NYSE: GLT) today reported income from continuing operations of $2.2 million, or $0.05 per diluted share, for the third quarter of 2004 compared to a loss of $6.7 million, or $0.15 per diluted share, for the same quarter of 2003. Reported results for the third quarter of 2004 include gains from insurance recoveries and timberland sales aggregating $6.9 million, or $0.15 per diluted share, after tax, and a restructuring charge totaling $10.2 million, or $0.23 per diluted share, after tax. The third quarter of 2003 results included restructuring charges, reserves for costs associated with the former Ecusta division and asset write-downs that aggregated $10.3 million, or $0.23 per diluted share, after tax. Excluding these items from both quarters’ results, adjusted earnings were $5.6 million, or $0.13 per diluted share, in the third quarter of 2004 compared with $3.7 million, or $0.08 per diluted share in the third quarter of 2003.

“Our improved financial results reflect our solid performance in higher-value specialty papers markets driven by our strategic emphasis to grow our Long Fiber & Overlay Papers and Engineered Products businesses,” said George H. Glatfelter II, Chairman and Chief Executive Officer. “In addition, the strategic initiatives that we announced earlier this year that are designed to significantly reduce costs in North America are beginning to take hold and we expect these to have a positive impact on our future results.”

Net sales totaled $143.1 million for the third quarter of 2004, an increase of $11.2 million, or 8.5%, compared to $131.9 million for the year-earlier quarter. Higher net sales were primarily driven by volume increases in the Long Fiber & Overlay Papers and Engineered Products business units of 19.4% and 10.0%, respectively, in the quarter-to-quarter comparison. Volume was particularly strong in the Food and Beverage market of the Long Fiber & Overlay business unit. Printing & Converting Papers’ net tons sold declined 4.5% in the comparison reflecting the impact from the fourth quarter of 2003 shutdown of a papermaking machine at the Company’s Neenah, WI facility. The favorable effect of foreign currency translation adjustments on Long Fiber & Overlay Papers’ net sales approximated $3.5 million in the quarter-to-quarter comparison.

Pricing for products in the Printing & Converting Papers business unit was higher compared to the both the same quarter a year ago and second quarter of 2004. Average selling prices in the Company’s Long Fiber & Overlay Papers business unit declined slightly, on a constant currency basis, due, in part, to the adverse effect of the weaker U.S. dollar relative to the Euro on the price competitiveness of its products.

For the three months ended September 30, 2004 and 2003, costs of products sold totaled $118.7 million and $114.6 million, respectively. The $4.1 million increase was primarily due to product mix changes and the unfavorable effect of foreign currency translation. Gross profit for the third quarter of 2004 increased to $27.0 million compared to $20.0 million in the comparable quarter of 2003.

Selling, general and administrative (“SG&A”) expenses in the third quarter of 2004 totaled $14.7 million compared with $14.5 million in the year-earlier quarter. Total SG&A expenses for the third quarter of 2004 includes $0.9 million of legal and professional fees related to insurance recoveries and $0.5 million of costs associated with implementing the North American Restructuring Program.

During the third quarter of 2004, the Company recorded restructuring charges totaling $16.5 million related to the previously announced workforce reduction initiative at the Spring Grove, PA facility. The Company previously disclosed the initiative was expected to result in charges of between approximately $13 million and $20 million primarily for enhanced pension benefits, post-retirement medical benefits and other related employee severance costs. During the third quarter of 2003, the Company recorded a $0.6 million charge related to the 2003 Neenah restructuring initiative.

The Company’s effective tax rate for the third quarter of 2004 was 5% reflecting changes to its tax treatment of timberland sales and insurance recoveries completed earlier this year. The effective tax rate on adjusted earnings for the third quarter and first nine months of 2004 was 39% and 44%, respectively.

For the first nine months of 2004, earnings from continuing operations totaled $36.8 million or $0.84 per diluted share, compared to $20.7 million and $0.47 per diluted share, respectively, for the comparable period in 2003. The results for the nine months of 2004 benefited from after-tax gains totaling $41.9 million, or $0.95 per share, from the sales of timberlands and the corporate aircraft and from insurance recoveries. In addition, the results for the first nine months of 2004 include after-tax restructuring charges totaling $10.8 million, or $0.24 per diluted share. Results for the first nine months of 2003 included an after-tax gain of $20.0 million, or $0.46 per share, on the sale of timberlands and after-tax charges totaling $11.0 million, or $0.26 per diluted share, for reserves associated with the Company’s former Ecusta division, the Neenah restructuring and asset writedowns. Excluding these items from each period, adjusted earnings were $5.7 million, or $0.13 per share, in the first nine months of 2004 compared to $11.7 million, or $0.27 per share, in the same period of 2003.

In October 2004, as part of its 2003 Neenah restructuring initiative, the Company concluded the negotiation of an amendment to a long-term steam supply contract. Pursuant to terms of the amendment, which is effective immediately, steam acquired under the contract will be based on the cost of coal instead of the more volatile market price of natural gas. The Company paid a $3.0 million fee to modify the contract. This Neenah restructuring related charge will be recorded in the fourth quarter of 2004. Including this amount, the Company will have recorded charges related to this initiative totaling $16.7 million. At the time the initiative was announced, the Company estimated the restructuring charges would total between $20 million and $28 million. Management expects the revised contract will better position it to more fully realize the previously announced financial benefits from the Neenah restructuring initiative.

Mr. Glatfelter added, “As we look further into the fourth quarter and into 2005, we remain cautious about the impact that higher energy prices, among other factors, could have on global economic conditions and our business. However, each of our businesses is experiencing strong demand and pricing, in many cases, is trending upward. In addition, we are actively implementing several revised business processes designed to reposition our product portfolio and reduce costs. We are on target to generate the anticipated benefits originally expected from our North American Restructuring Program.”

Headquartered in York, Pennsylvania, Glatfelter is a global manufacturer of specialty papers and engineered products. U.S. operations include facilities in Spring Grove, PA and Neenah, WI. International operations include facilities in Germany, France and the Philippines and a sales office in China. Glatfelter’s common stock is traded on the New York Stock Exchange under the ticker symbol GLT.

Caution Concerning Forward-Looking Statements

This document includes certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Although the Company makes such statements based on assumptions that it believes to be reasonable, there can be no assurance that actual results will not differ materially from the Company’s expectations. Actual results may differ materially from these expectations due to changes in, among others, industry conditions, demand for or pricing of its products, successful execution of the North American Restructuring Program, growth strategies and cost reduction initiatives, circumstances surrounding the Neenah facility and former Ecusta Division, and global political, economic, business, competitive, market, tax legislation and other regulatory factors. More information about these factors is contained in Glatfelter’s filings with the U.S. Securities and Exchange Commission.

As previously announced, the Company will hold a conference call today at 2:00 PM EST to discuss its third quarter results. Interested persons who wish to hear the conference call webcast live should go to the Company’s Investor Relations web page at www.glatfelter.com/e/invesstock.asp and allow a sufficient amount of time before the start of the conference to register and download any necessary audio software. You may also participate by calling (973) 582-2706 at 1:55 PM (EST). A taped replay of the conference call will be available within two hours of the conclusion of the call and until November 4, 2004. To access the taped replay, call (973) 341-3080 and enter conference PIN 5278895. The replay of the conference call also will be available on our website for at least one month following the call.

P. H. Glatfelter Company and subsidiaries
Consolidated Statements of Income
(unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
In thousands, except per share data	2004	2003	2004	2003

Net sales	$143,075	$131,904	$404,181	$403,810
Energy sales – net	2,616	2,615	7,924	7,667

Total revenues	145,691	134,519	412,105	411,477
Costs of products sold	118,649	114,562	348,522	342,944

Gross profit	27,042	19,957	63,583	68,533
Selling, general and administrative expenses	14,663	14,525	45,176	44,296
Restructuring charges	16,508	602	17,375	602
Unusual items	–	11,501	–	11,501
(Gains) losses on dispositions of plant, equipment and timberlands, net	(2,464)	257	(35,894)	(31,144)
Gains from insurance recoveries	(7,285)	–	(32,785)	–

Operating income (loss)	5,620	(6,928)	69,711	43,278
Nonoperating income (expense)
Interest expense	(3,294)	(3,674)	(9,989)	(10,728)
Interest income	444	564	1,340	1,251
Other – net	(457)	(196)	(515)	(1,239)

Total other income (expense)	(3,307)	(3,306)	(9,164)	(10,716)

Income (loss) from continuing operations before income taxes	2,313	(10,234)	60,547	32,562
Income tax provision (benefit)	115	(3,569)	23,719	11,856

Income (loss) from continuing operations	2,198	(6,665)	36,828	20,706
Discontinued operations
Loss from discontinued operations	–	–	–	(513)
Income tax benefits	–	–	–	(188)

Loss from discontinued operations	–	–	–	(325)

Net income (loss)	$2,198	$(6,665)	$36,828	$20,381

Basic and diluted earnings (loss) per share
Income (loss) from continuing operations	$0.05	$(0.15)	$0.84	$0.47
Loss from discontinued operations	–	–	–	(0.01)

Net income (loss)	$0.05	$(0.15)	$0.84	$0.46

- more-

P. H. Glatfelter Company and subsidiaries
Selected Financial Information
(unaudited)

	Nine Months Ended September
	30
In thousands	2004	2003

Cash Flow Data
Cash provided (used) by continuing operations
Operating activities	$25,935	$30,075
Investing activities	22,690	(52,632)
Financing activities	(52,778)	4,409
Depreciation, depletion and amortization	39,569	38,740
Capital expenditures	14,348	56,012
Balance Sheet Data (end of period)
Cash and cash equivalents	11,231	14,665
Total assets	1,016,794	1016,325
Total debt	211,974	253,342
Shareholders’ equity	396,360	379,036

This press release includes a discussion of earnings before the effects of certain specifically identified items. Management believes that such adjusted earnings are useful to investors as it identifies the impact on reported results of strategic asset sales, insurance recoveries and unusual or nonrecurring charges that are specifically identified with strategic initiatives or other unique facts and circumstances. In addition, adjusted earnings represent one measurement used by management and by the Company’s Board of Directors to measure operating performance. The following tables set forth a reconciliation of results determined in accordance with accounting principles generally accepted in the United States of America to adjusted earnings discussed herein.

		Three Months Ended September 30
	2004		2003
In thousands, except per share amounts	After tax income	EPS	After tax income	EPS

Income (loss) from continuing operations	$2,198	$0.05	$(6,665)	$(0.15)
Timberland sales	(947)	(0.02)	–	–
Insurance recoveries	(5,908)	(0.13)	–	–
Restructuring charges	10,249	0.23	1,324	0.03
Ecusta related reserves	–	–	7,315	0.16
Asset writedowns	–	–	1,691	0.04

Adjusted earnings	$5,592	$0.13	$3,665	0.08

		Nine Months Ended September 30
	2004		2003
In thousands, except per share amounts	After tax income	EPS	After tax income	EPS

Income from continuing operations	$36,828	$0.84	$20,706	$0.47
Timberland and aircraft sales	(20,593)	(0.47)	(19,965)	(0.46)
Insurance recoveries	(21,310)	(0.48)	–	–
Restructuring charges	10,773	0.24	1,324	0.03
Ecusta related reserves	–	–	7,315	0.17
Loss on sale of certain paper making equipment	–	–	654	0.02
Asset writedowns	–	–	1,691	0.04

Adjusted earnings	$5,698	$0.13	$11,725	$0.27

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